EXHIBIT 99.1

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Brady Corporation Acquires Magicard Limited

MILWAUKEE (May 21, 2021) -- Brady Corporation (NYSE: BRC) (“Brady”) announced today that it has acquired Magicard Limited (“Magicard” or the “Company”) for approximately GBP 42 million (approximately USD 59 million). Brady Corporation will fund the transaction with cash held outside the United States. Magicard, with forecasted sales of approximately GBP 23 million (approximately USD 32 million) for the year ending December 31, 2021, is a pioneer of ID card-printing technologies with a full range of desktop devices to meet a wide variety of local, on-demand, secure ID card issuance requirements.
Magicard was founded in 1992 and is headquartered in Weymouth, United Kingdom. The Company specializes in identification card printers with high-resolution, full-color image capabilities, built-in card security features and the ability to encode smart cards. In addition to card printers, Magicard offers TrustID desktop ID card issuance software and Securicards smart cards. The Company’s products are sold into a variety of end markets and industries. Brady is a leader in high-performance niche application industrial printers and materials, and the acquisition of Magicard adds rigid card printing and encoding capabilities to Brady’s extensive printer offering.
“Magicard is a highly regarded U.K.-based company that is well known globally for its innovation and differentiated products,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “The acquisition of Magicard allows Brady to expand our product offering into rigid-card printing and encoding. Magicard has a complementary product offering that allows Brady to offer new printing capabilities to a diverse set of customers and industries. We intend to expand Magicard’s addressable market through Brady’s global footprint throughout Europe, Asia and the Americas.
Ian Cliffe, CEO of Magicard stated, “Over the last several years, we expanded and enhanced Magicard’s new product development and manufacturing capabilities, and we’ve broadened our portfolio of high quality, versatile, secure printing solutions. The sale of Magicard to a market leader in printing and material solutions such as Brady presents an excellent opportunity for long-term profitable growth for our business.”
Excluding one-time acquisition-related costs, Brady expects this acquisition to be slightly accretive to earnings per diluted share for the remainder of the fiscal year ending July 31, 2021.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2020, employed approximately 5,400 people in its worldwide businesses. Brady’s fiscal 2020 sales were approximately $1.08 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: Brady’s ability to successfully integrate the acquisition of Magicard Limited; adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; raw material and other cost increases; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of Brady’s goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2020 and subsequent Form 10-Q filings.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.